                                                                     EXHIBIT 5.1

                        [Balch & Bingham LLP Letterhead]

                                 August 17, 2001

Wolverine Tube, Inc.
200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801

         RE:      2001 Stock Option Plan for Outside Directors of Wolverine
                  Tube, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Wolverine Tube, Inc. (the "Corporation") in connection with the registration with the Securities and Exchange Commission on Form S-8 of 250,000 shares of the Corporation's common stock, par value $0.01 (the "Common Stock"), which may be issued in connection with the Corporation's 2001 Stock Option Plan for Outside Directors. In connection with the registration, we have examined such corporate records, certificates, and other documents as we considered necessary or appropriate for the purposes of delivering this opinion.

         On the basis of the foregoing, we are of the opinion that the Common Stock offered pursuant to the aforementioned Registration Statement has been duly and validly authorized and is, or when issued in accordance with the respective governing documents will be, duly and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Yours very truly,


                                             /s/ BALCH & BINGHAM LLP

                                             Balch & Bingham LLP